CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated June 29, 2023, relating to the financial statements and financial highlights of Cromwell Tran Sustainable Focus Fund, a series of Total Fund Solution, for the year ended April 30, 2023 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
August 24, 2023

C O H E N & C OMP A N Y , L T D.
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board